[Translation]
Additional Agreement
To: Woori Bank
As to the Credit Facility Agreement dated as of March 30, 2007, for a loan of 300,000,000 U.S. dollars (the “Credit Facility Agreement”), the parties to the Credit Facility Agreement hereby additionally agree to the following:
1. In the event of additional borrowings from a financial institution other than Woori Bank, the Borrower shall have a prior consultation thereof with Woori Bank.
2. The Borrower shall pay Woori Bank loan management fees (the “Management Fees”) in the amount equal to 0.6% of the amount of the loan under the Credit Facility Agreement. (The Management Fees shall include fees for all consultation, assistance and other financial consulting services with respect to the financing provided by Woori Bank to the Borrower, and the Borrower, other than the Management Fees, has no obligation to pay to Woori Bank any fees or consideration for the financial consulting services). The Borrower shall in no event claim against Woori Bank for the return of the Management Fees paid, and the Management Fees shall be paid as follows: (i) the amount equal to 0.3% of the amount of the loan under the Credit Facility Agreement shall be paid on the drawdown date, and (ii) the amount equal to 0.3% of the amount of the loan under the Credit Facility Agreement shall be paid within 6 months from the drawdown date.
3. Amkor Technology, Inc., the head company in the United States of America, shall jointly and severally guarantee this foreign currency loan of 300,000,000 U.S. dollars up to the amount of 390,000,000 U.S. dollars, which is 130% of the loan amount.
4. The machines and equipment provided by the Borrower as security in favor of Woori Bank may increase or decrease up to, and including, 10% of the appraised value, and the Borrower shall give a prior notice of the details of such change to Woori Bank and effect an amendment registration within one (1) month.
5. The loan proceeds shall be deposited into an escrow account opened with Woori Bank and, pursuant to the escrow agreement, shall be paid to Citicorp North America, Inc. to replace, renew, refinance or refund in full Amkor Technology, Inc.’s obligations under its Second Lien Credit Agreement, dated as of October 27, 2004.
6. The repayment of principal in installments and interest payments may be, at the option of the Borrower, made in Korean Won or U.S. Dollars.
March 30, 2007

Borrower:	Amkor Technology Korea, Inc.
By:	/s/ Kyu-Hyun Kim	((seal))

Title:	Representative Director